   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2000
                                               REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  SAFEWAY INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                   5918 Stoneridge Mall Road                94-3019135
(State or other jurisdiction        Pleasanton, California 94588           (I.R.S. Employer
     of incorporation or          (Address of principal executive       Identification Number)
        organization)                      offices) (Zip)

                              --------------------

                                SAFEWAY EXECUTIVE
                           DEFERRED COMPENSATION PLAN

                             CANADA SAFEWAY LIMITED
                               EXECUTIVE DEFERRED
                                COMPENSATION PLAN

                           (Full titles of the plans)
                              --------------------

                              Michael C. Ross, Esq.
              Senior Vice President, Secretary and General Counsel
                                  SAFEWAY INC.
                            5918 Stoneridge Mall Road
                          Pleasanton, California 94588
                                 (925) 467-3000
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:
                              Scott R. Haber, Esq.
                                Latham & Watkins
                        505 Montgomery Street, Suite 1900
                         San Francisco, California 94111
                                 (415) 391-0600
                              --------------------
                         Calculation of Registration Fee

===================================================================================================
Title of Securities       Amount to be     Proposed Maximum   Proposed Maximum        Amount of
to be Registered          Registered(1)     Offering Price    Aggregate Offering   Registration Fee
                                             Per Share(1)         Price(1)
---------------------------------------------------------------------------------------------------
Safeway Executive
Deferred Compensation      $40,000,000           100%            $40,000,000          $10,560
Obligations(2)
---------------------------------------------------------------------------------------------------
Common Stock,              $3,500,000            100%            $3,500,000            $924
$0.01 par value(3)
---------------------------------------------------------------------------------------------------
Total                      $43,500,000           100%            $43,500,000          $11,484
===================================================================================================

(1)     Estimated for the purpose of calculating the registration fee.

(2) The Deferred Compensation Obligations are unsecured general obligations of Safeway Inc. to pay deferred compensation in accordance with the terms of the Safeway Executive Deferred Compensation Plan.

(3) Shares to be issued in satisfaction of deferred compensation obligations under the Canada Safeway Limited Executive Deferred Compensation Plan.
        This registration statement also covers such deferred compensation obligations.



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                                       I.
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange
Commission (the "Commission").

                                      II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Exchange Act (Commission file number
1-41):

            -   Annual Report on Form 10-K for the fiscal year ended January 2,
                1999;

            -   Quarterly Report on Form 10-Q for the period ended March 27,
                1999;

            -   Quarterly Report on Form 10-Q for the period ended June 19,
                1999;

            -   Quarterly Report on Form 10-Q for the period ended September 11,
                1999;

            -   Current Reports on Form 8-K dated February 9, 1999, February 19,
                1999, April 13, 1999, July 22, 1999 and September 11, 1999;

            - Description of our common stock contained in our registration statement on Form 8-A filed with the Commission on February 20, 1990, including the amendment on Form 8 dated March 26, 1990;
                and

            - All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

        Information that we file later with the Commission will automatically update and supersede this information.

ITEM 4. DESCRIPTION OF SECURITIES.

        The Safeway Executive Deferred Compensation Plan (the "US Plan") provides participating employees (the "Participants") with an opportunity to defer a portion of their pre-tax compensation (including salary and bonuses) and accumulate tax-deferred earnings (or losses) thereon. Each Participant is an unsecured general creditor of ours with respect to his or her own US Plan benefits. Benefits are payable solely from our general assets and are subject to the risk of corporate insolvency. Our obligations to pay deferred compensation
(the "Obligations") under the US Plan are unsecured and subordinated to our occasional outstanding indebtedness.

        The amount of compensation to be deferred by each Participant is based on elections by the Participant in accordance with the terms of the US Plan, and the Obligations will become due on retirement, death, other termination of employment or on such other date as the Participant elects and in the form elected by the Participant in accordance with the terms of the US Plan. The
Obligations will be indexed to one or more investment alternatives chosen by the Administrator of the US Plan or this duty will be delegated to each Participant to select from a range of such alternatives, and the amount of the Obligations payable to each Participant will increase or decrease based on the investment returns of the chosen investment alternatives. However, Participant deferrals will become our general assets, and as a result the Participants will have no ownership interest in any of the deferred

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compensation or the investment alternatives. We may, but are not obligated to, invest the deferred compensation in one or more of the investment alternatives.

        The US Plan benefits will not, prior to their distribution, be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to the extent required by law. Each
Participant may designate one or more beneficiaries to receive benefits upon the Participant's death.

        The total amount of Obligations under the US Plan being registered pursuant to this Registration Statement is $40,000,000.

        We may amend or partially or completely terminate the US Plan, except that no such amendment or termination may reduce any amounts allocated to a Participant's account.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the issuance of the Obligations described herein has been passed upon for the Registrant by Michael C. Ross, Senior Vice President and General Counsel for the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by the Delaware General Corporation Law, the Company's
Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General
Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation law and Article III,
Section 13 of the Company's bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III,
Section 13 of the Company's bylaws.

        In general, any officer, director, employee or agent will be indemnified against expenses, including attorney's fees, fines, settlements or judgments, which were actually and reasonably incurred, in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such Court of Chancery or such other court shall deem proper.

        Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Company's board of directors by a majority vote of a quorum of disinterested directors who were not parties to such actions, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of the Company is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he will be

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indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

        Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the Company's bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company's board of directors deems appropriate.

        The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the Company's bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the Company's bylaws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

        The Company's board of directors may authorize, by a vote of a majority of a quorum of the Company's board of directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Section 13 of the Company's bylaws. The Company's board of directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Company's board of directors so determines, greater than those provided for in Section 13 of the Company's bylaws.

        The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

               Not Applicable.

ITEM 8. EXHIBITS.

   4.1      Safeway Executive Deferred Compensation Plan.

   4.2      Canada Safeway Limited Executive Deferred Compensation Plan.

   5.1      Opinion of Michael C. Ross, Senior Vice President and General
            Counsel of the Registrant.

  23.1      Consent of Counsel (included in Exhibit 5.1).

  23.2      Consent of Deloitte & Touche LLP.

  24        Power of Attorney. (Incorporated by reference in the signature page to the Registration Statement).
---------------


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ITEM 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California on this 22nd day of February 2000.

                                  SAFEWAY INC.

                                  By:       /s/ MICHAEL C. ROSS
                                            ------------------------------------
                                            Michael C. Ross
                                            Senior Vice President, Secretary and
                                            General Counsel


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael C. Ross with full power of substitution and full power to act without the other, such person's true and lawful attorney-in-fact and agent to act for such person in such person's name, place and stead, in any and all capacities, to sign any or all amendments
(including post-effective amendments) to this Registration Statement on Form
S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 22, 2000.

         Signature                                        Title
         ---------                                        -----
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
/s/ STEVEN A. BURD                    Chairman, President and Chief Executive Officer
----------------------------------    (Principal Executive Officer)
Steven A. Burd

/s/ DAVID G. WEED                     Executive Vice President, Chief Financial Officer
----------------------------------    (Principal Financial Officer and Principal
David G. Weed                         Accounting Officer)


/s/ JAMES H. GREENE, JR.              Director
----------------------------------
James H. Greene, Jr.

/s/ PAUL HAZEN                        Director
----------------------------------
Paul Hazen

/s/ HENRY R. KRAVIS                   Director
----------------------------------
Henry R. Kravis

/s/ ROBERT I. MACDONNELL              Director
----------------------------------
Robert I. MacDonnell

/s/ PETER A. MAGOWAN                  Director
----------------------------------
Peter A. Magowan

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
/s/ GEORGE R. ROBERTS                 Director
----------------------------------
George R. Roberts

/s/ REBECCA A. STIRN                  Director
----------------------------------
Rebecca A. Stirn

/s/ WILLIAM Y. TAUSCHER               Director
----------------------------------
William Y. Tauscher


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                                INDEX TO EXHIBITS

 Exhibit

    4.1     Safeway Executive Deferred Compensation Plan.

    4.2     Canada Safeway Limited Executive Deferred Compensation Plan.

    5.1 Opinion of Michael C. Ross, Senior Vice President and General Counsel of the Registrant.

   23.1     Consent of Counsel (included in Exhibit 5.1).

   23.2     Consent of Deloitte & Touche LLP.

   24 Power of Attorney. (Incorporated by reference in the signature page to the Registration Statement).